                                                                  Exhibit 4


                  [WASSERSTEIN PERELLA & CO., INC. LETTERHEAD]

                               September 12, 1997


TRW Inc.
1900 Richmond Way
Cleveland, OH  44124


Dear Gentlemen:

     Wasserstein Perella & Co., Inc. ("WP&Co.") is acting on behalf of BDM International, Inc. (the "Company") to explore the possible sale of the Company (the "Transaction"). In that connection, you have requested certain information concerning the Company from officers, directors, employees and/or agents of the Company, including WP&Co. All such information (whether written or oral) furnished to you and your Representatives (as defined below), by the Company, its officers, directors, employees or agents, on or following the date hereof, which is marked as "confidential" or, if furnished orally, is contemporaneously identified in writing as being confidential, together with analyses, compilations, forecasts, studies or other documents or records prepared by you or your Representatives which contain, are based on or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device, are collectively referred to herein as the "Evaluation Material."

     You hereby agree as follows:

      (1) You shall use the Evaluation Material solely for the purpose of evaluating the Transaction and you shall keep the Evaluation Material confidential, except that you may disclose the Evaluation Material or portions thereof to those of your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) and your potential sources of financing (if any) for the Transaction (collectively, the "Representatives") (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Evaluation Material and (c) who agree to be bound by the terms of this agreement as if they were parties hereto. You shall be responsible for any breach of this agreement by your Representatives. In the event that you or any of your Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement, you shall furnish only that portion of the Evaluation Material which you are advised by written opinion of counsel is legally required, and you shall exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded such Evaluation Material.

      (2) If you determine not to proceed with the Transaction, you will promptly inform WP&Co. of that decision and, in that case or at any time upon the request of the Company or WP&Co., you and your representatives shall promptly either (i) destroy all copies of the written Evaluation Material in your or their possession or under your or their custody or control (including that stored in any computer, word processor or similar device) and confirm such destruction to the Company in writing or (ii) return to WP&Co. all copies of the Evaluation Material furnished to you by or on behalf of the Company in your possession or in the possession of your Representatives. Any oral Evaluation Material will continue to be held subject to the terms of this agreement. If requested, you shall provide a certification by an appropriate officer that all such Evaluation Material has been returned or destroyed.

      (3) The term "Evaluation Material" does not include any information which
          (i) is generally available to and known by the public (other than as a result of a disclosure by you or by any of the Representatives); (ii) was available to you on a non-confidential basis from a source (other than the Company or its representatives) that is not and was not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation; or was known to you prior to your receipt thereof.

      (4) The parties hereto both agree that, without the prior written consent of the other party, neither party nor their representatives shall disclose to any person (unless required by law) (a) that any investigations, discussions or negotiations are taking place concerning the Transaction or any other possible Transaction involving the Company and you, (b) that you have requested or received any Evaluation Material or (c) any of the terms, conditions or other facts with respect to the Transaction involving you or such investigations, discussions or negotiations, including the status thereof. The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or entity.

      (5) You agree that (i) all communication regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to WP&Co.

          and not to the Company. Accordingly, you agree that until the consummation of the Transaction by you or a third party, you will not, directly or indirectly, contact or communicate with any officer, director, employee or agent of the Company without the express prior consent of the Company or WP&Co. Both parties agree that, for a period of one year from the date of this agreement, neither party will, directly or indirectly, solicit for employment or hire any employee of either party with whom the parties have had contact or who became known to the parties in connection with the parties' consideration of the Transaction. For purposes of this paragraph, the term "solicit" shall not include general solicitations of employment by means of newspaper, periodical or trade publication used in the ordinary course of business. You acknowledge and agree that (a) WP&Co. and the Company are free to conduct the process leading up to a possible Transaction as WP&Co. and the Company, in their sole discretion, may determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) WP&Co. and the Company reserve the right, in their sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither WP&Co. nor the Company, nor their respective officers, directors, employees, affiliates, stockholders, agents or controlling persons will have any legal obligation to you of any kind whatsoever with respect to the Transaction, whether by virtue of this agreement, any other written or oral expression with respect to the Transaction or otherwise. For purposes hereof, the term "definitive agreement" does not include an executed letter or intent or any other preliminary written agreement.

      (6) You agree that, for a period of two years from the date of this agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or of beneficial ownership thereof) in excess of 5% of the Company, or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary Transaction with respect to the Company or any of its subsidiaries; or (iv) any solicitation of proxies or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. This paragraph shall not apply to TRW Investment Management Co., it's advisors, or TRW's employee benefit plans.

      (7) You acknowledge that you and your Representatives may receive material non-public information in connection with your evaluation of the Transaction and you are aware (and you will so advise your Representatives) that the United States securities laws impose restrictions on trading in securities when in possession of such information.

      (8) You understand and acknowledge that none of the Company, WP&Co. or any of their respective officers, directors, employees, affiliates, stockholders, agents or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and each of the Company, WP&Co. and such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Evaluation Material by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Evaluation Material and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to a purchaser in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

      (9) Both parties acknowledge that remedies at law may be inadequate to protect either party against any actual or threatened breach of this agreement. Without prejudice to any other rights and remedies otherwise available to either party, both parties agree that the other party is entitled to equitable relief in the event of any such breach.

     (10) You agree that no failure to delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     (11) This agreement is for the benefit of the parties and their respective successors and assigns. The rights of the Company under this agreement may be assigned in whole or in part to any purchaser of the Company which purchaser shall be entitled to enforce this agreement to the same extent and in the same manner as the Company is entitled to enforce this agreement.

     (12) This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles.

     (13) This agreement contains the entire agreement between you and the Company concerning the subject matter hereof, and no modification of this agreement or wavier of the terms and conditions hereof will be binding unless approved in writing by the Company and you.

     (14) The obligations of the parties will continue in effect from the date of this agreement through September 12, 1999.

     Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to WP&Co., Attn: Paul J. S. Haigney.

                                        Very truly yours,

                                        WASSERSTEIN PERELLA & CO., INC.

                                        As Financial Advisor to, and as
                                        Representative of
                                        BDM International, Inc.

                                        By: /s/ Paul J. S. Haigney
                                            ------------------------------------
                                            Paul J. S. Haigney
                                            Managing Director


CONFIRMED AND AGREED AS
OF THE DATE WRITTEN ABOVE:

TRW Inc.

By: /s/ Donald G. Kovar
    -----------------------------------
    Name:  Donald G. Kovar
    Title: Vice President